CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 29, 2016, with respect to the consolidated financial statements, schedule and internal control over financial reporting, included in the Annual Report of Federal-Mogul Holdings Corporation on Form 10-K for the year ended December 31, 2015.  We consent to the incorporation by reference of said reports in the Registration Statements of Federal-Mogul Holdings Corporation on Forms S-3 (File Nos 333-187424 and File No. 333-206109) and on Form S-8 (File No. 333-168508).

/s/ GRANT THORNTON LLP
Southfield, Michigan
February 29, 2016